Exhibit 99.1

Additional Information:	For Immediate Release

Thomas A. Bessant, Jr.

(817) 335-1100

CASH AMERICA ANNOUNCES A REALIGNMENT OF ITS SENIOR MANAGEMENT TEAM

Fort Worth, Texas (August 16, 2007) — Cash America International, Inc. (NYSE: CSH) announced today that its Board of Directors recently approved a realignment of the Company’s senior management team to establish management efficiencies and facilitate future growth. The Company will continue to be led by Daniel R. Feehan, the Company’s Chief Executive Officer and President, who has served in this role since February, 2000. Reporting directly to Mr. Feehan will be Mr. Jerry A. Wackerhagen, President – Stores Division, Mr. John A. McDorman, President – Shared Services Division, Mr. Albert Goldstein, President – Internet Services Division, Mr. Thomas A. Bessant, Jr., Executive Vice President – Chief Financial Officer and the Company’s two Executive Vice Presidents – Corporate Development, Mr. Michael D. Gaston and Mr. James H. Kauffman.

Mr. Jerry A. Wackerhagen, who served as the Company’s Executive Vice President – Chief Information Officer since June 2005, is moving into the role of President – Stores Division, where he will oversee the Company’s store-based pawn and cash advance operations and the services that directly support these stores. Prior to joining the Company, Mr. Wackerhagen served as Chief Executive Officer of EFT Services, Inc., a private consumer financial services company based in Columbia, South Carolina from 2001 to 2005. Prior to that time he held a leadership position with Trade Management Company, a joint venture between IBM, Fluor Corporation and the Royal Bank of Canada, and was previously a principal of IBM Global Services. To facilitate this move, Mr. Kauffman will move from the role of Executive Vice President – Financial Services, where he oversaw the operations of the Company’s store-based cash advance operations, to Executive Vice President – Corporate Development and Mr. Jerry D. Finn announced his plans to retire from the Company and resign from the position of Executive Vice President – Pawn Operations. Mr. Finn will leave the Company after a transition period while continuing in a consulting capacity through the end of 2009.

Mr. John A. McDorman is joining the Company as President – Shared Services Division, where he will oversee the Company’s shared services, including Information Technology, New Systems Development, Legal, Compliance, Government Relations, Enterprise Project Management and Marketing. Since 1990, Mr. McDorman has been the Managing Partner of Transition Consulting, a consulting firm assisting organizations, including the Company, with professional development and project management. Prior to founding Transition Consulting, Mr. McDorman was a partner with Accenture where he helped enterprises gain competitive advantages through the development of more effective and efficient data management and information systems.

Mr. Albert Goldstein, President – Internet Services Division will continue to oversee the Company’s Internet based operations and the services that directly support these operations. Mr. Goldstein has served as the Company’s Executive Vice President – Internet Lending since the Company acquired substantially all of the assets of The Check Giant, LLC, d/b/a CashNetUSA in September 2006. Mr. Goldstein founded CashNetUSA in 2004 and was its President and CEO from its inception of business through the time the business was acquired by the Company. Prior to founding CashNetUSA, Mr. Goldstein was part of Deutsche Bank’s Leveraged Finance practice in New York and worked on various secured and unsecured leveraged debt transactions. Mr. Goldstein’s responsibilities will principally remain the same as they were prior to this change in title. Additionally, Mr. Bessant and Mr. Gaston’s responsibilities will continue to be substantially the same as they were prior to the realignment.

Commenting on the organizational realignment, Mr. Feehan said, “This realignment of our Company’s senior management team is intended to leverage the existing talent of our leadership team to facilitate efficient management of Cash America’s future growth as well as to infuse new talent and additional functional disciplines into the organization. It also allows us to centralize the management and direction of all our store front operations under a single source to ensure consistency of the customer experience and product delivery. I believe our shareholders will benefit from this realignment as we will be better positioned to leverage best practices and aggressively pursue new opportunities and initiatives. I am extremely excited to have the opportunity to work with this outstanding management team and lead Cash America’s growth and development over the years to come.”

Cash America International, Inc. is a provider of specialty financial services to individuals in the United States with 928 total locations. Cash America is the largest provider of secured non-recourse loans to individuals, commonly referred to as pawn loans, through 492 locations in 22 states under the brand names Cash America Pawn and SuperPawn. The Company also offers short-term cash advances in many of its locations including 296 locations that offer this service under the brand names Cash America Payday Advance and Cashland. Short-term cash advances are also offered over the Internet to customers in the United States and the United Kingdom at http://www.cashnetusa.com and http://www.quickquid.co.uk, respectively. In addition, check cashing services are provided through its 140 franchised and Company-owned “Mr. Payroll” check cashing centers.

For additional information regarding the Company and the services it provides, visit the Company’s websites located at:

http://www.cashamerica.com

http://www.cashnetusa.com

http://www.cashlandloans.com

http://www.quickquid.co.uk

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995

This release contains forward-looking statements about the business, financial condition and prospects of Cash America International, Inc. and its subsidiaries (the “Company”). The actual results of the Company could differ materially from those indicated by the forward-looking statements because of various risks and uncertainties including, without limitation, changes in demand for the Company’s services, the actions of third parties who offer products and services at the Company’s locations, fluctuations in the price of gold, changes in competition, the ability of the Company to open new operating units in accordance with its plans, economic conditions, real estate market fluctuations, interest rate fluctuations, changes in foreign currency exchange rates, changes in the capital markets, changes in tax and other laws and governmental rules and regulations applicable to the Company’s business, the ability to successfully integrate newly acquired businesses into the Company’s operations and other risks indicated in the Company’s filings with the Securities and Exchange Commission. These risks and uncertainties are beyond the ability of the Company to control, nor can the Company predict, in many cases, all of the risks and uncertainties that could cause its actual results to differ materially from those indicated by the forward-looking statements. When used in this release, terms such as “believes,” “estimates,” “plans,” “expects,” “anticipates” and similar expressions as they relate to the Company or its management are intended to identify forward-looking statements. The Company disclaims any intention or obligation to update or revise any forward-looking statements to reflect events or circumstances occurring after the date of this release.

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